Catalyst Funds

Distribution Agreement

Exhibit A

Portfolios and Fee Schedule

Amendment 1 – August 20, 2007

This Amendment will serve to update the portfolios covered by the Catalyst Funds Distribution Agreement dated April 28, 2006. All other terms of the agreement remain unchanged.

Portfolios covered by Distribution Agreement:

Catalyst Value Fund

            Catalyst OPTI-flex Fund

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Catalyst Funds

By:

Jerry J. Szilagyi, Trustee

Catalyst Capital Advisors LLC

By:

Jerry J. Szilagyi, Member

Matrix Capital Group

By:

Christopher F. Anci, President